                                                       -------------------------
                                                             OMB APPROVAL
                                                       -------------------------
                                UNITED STATES          OMB Number:  3235-0145
                  SECURITIES AND EXCHANGE COMMISSION   Expires: August 31, 1999
                            WASHINGTON, D.C. 20549     Estimated average burden
                                                       hours per response. 14.90
                                                       -------------------------
                                 SCHEDULE 13G


                  Under the Securities Exchange Act of 1934
                            (AMENDMENT NO. TWO )*


                  Integrated Packaging Assembly Corporation
--------------------------------------------------------------------------------
                               (Name of Issuer)

                          Common Stock, no par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   457989101
                                --------------
                                (CUSIP Number)


                               December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






SEC 1745 (3-98)                Page 1 of 25 pages

--------------------                                      ---------------------
CUSIP NO.  457989101                 13G                  PAGE  2  OF 25  PAGES
--------------------                                      ---------------------
-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Canaan Capital Limited Partnership
-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                       (b) [ ]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware Limited Partnership
-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER

  NUMBER OF                 41,870
   SHARES             ---------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                    740,738
  REPORTING           ---------------------------------------------------------
 PERSON WITH           (7)  SOLE DISPOSITIVE POWER

                            41,870
                      ---------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                            740,738
-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       782,608
-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                     [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.6%
-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*

       PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 25 pages

--------------------                                      ---------------------
CUSIP NO.  457989101                 13G                  PAGE  3  OF 25  PAGES
--------------------                                      ---------------------

-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Canaan Capital Offshore Limited Partnership, C.V.
-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                (b) [ ]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       Netherland Antilles Limited Partnership
-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER

  NUMBER OF                 349,434
   SHARES             ---------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                    433,174
  REPORTING           ---------------------------------------------------------
 PERSON WITH           (7)  SOLE DISPOSITIVE POWER

                            349,434
                      ---------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                            433,174
-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       782,608
-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                              [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.6%
-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*

       PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 25 pages

--------------------                                      ---------------------
CUSIP NO.  457989101                 13G                  PAGE  4  OF 25  PAGES
--------------------                                      ---------------------
-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Canaan S.B.I.C.,L.P.
-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                (b) [ ]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware Limited Partnership
-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER

  NUMBER OF                 391,304
   SHARES             ---------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                    391,304
  REPORTING           ---------------------------------------------------------
 PERSON WITH           (7)  SOLE DISPOSITIVE POWER

                            391,304
                      ---------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                            391,304
-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       782,608
-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                              [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.6%
-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*

       PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 25 pages

--------------------                                      ---------------------
CUSIP NO.  457989101                 13G                  PAGE  5  OF 25  PAGES
--------------------                                      ---------------------
-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Canaan S.B.I.C. Partners, L.P.
-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                (b) [ ]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware Limited Partnership
-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER

  NUMBER OF                 0
   SHARES             ---------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                    391,304
  REPORTING           ---------------------------------------------------------
 PERSON WITH           (7)  SOLE DISPOSITIVE POWER

                            0
                      ---------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                            391,304
-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       391,304
-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                              [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       less than five percent (5%)
-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*

       PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 25 pages

--------------------                                      ---------------------
CUSIP NO.  457989101                 13G                  PAGE  6  OF 25  PAGES
--------------------                                      ---------------------
-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Canaan Capital Management L.P.
-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                (b) [ ]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware Limited Partnership
-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER

  NUMBER OF                 0
   SHARES             ---------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                    782,608
  REPORTING           ---------------------------------------------------------
 PERSON WITH           (7)  SOLE DISPOSITIVE POWER

                            0
                      ---------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                            782,608
-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       782,608
-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                              [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.6%
-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*

       PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 25 pages

--------------------                                      ---------------------
CUSIP NO.  457989101                 13G                  PAGE  7  OF 25  PAGES
--------------------                                      ---------------------
-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Canaan Capital Offshore Management, N.V.
-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                (b) [ ]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       Netherland Antilles Corporation
-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER

  NUMBER OF                 0
   SHARES             ---------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                    740,738
  REPORTING           ---------------------------------------------------------
 PERSON WITH           (7)  SOLE DISPOSITIVE POWER

                            0
                      ---------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                            740,738
-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       740,738
-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                              [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.3%
-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*

       CO
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 25 pages

--------------------                                      ---------------------
CUSIP NO.  457989101                 13G                  PAGE  8  OF 25  PAGES
--------------------                                      ---------------------
-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Canaan Capital Partners L.P.
-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                (b) [ ]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware Limited Partnership
-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER

  NUMBER OF                 0
   SHARES             ---------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                    782,608
  REPORTING           ---------------------------------------------------------
 PERSON WITH           (7)  SOLE DISPOSITIVE POWER

                            0
                      ---------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                            782,608
-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       782,608
-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                              [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.6%
-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*

       PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 25 pages

--------------------                                      ---------------------
CUSIP NO.  457989101                 13G                  PAGE  9  OF 25  PAGES
--------------------                                      ---------------------
-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Harry T. Rein
-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                (b) [ ]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER

  NUMBER OF                 0
   SHARES             ---------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                    782,608
  REPORTING           ---------------------------------------------------------
 PERSON WITH           (7)  SOLE DISPOSITIVE POWER

                            0
                      ---------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                            782,608
-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       782,608
-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                              [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.6%
-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*

       IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 25 pages

--------------------                                     ----------------------
CUSIP NO.  457989101                 13G                 PAGE  10  OF 25  PAGES
--------------------                                     ----------------------
-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       James J. Fitzpatrick
-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                (b) [ ]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER

  NUMBER OF                 0
   SHARES             ---------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                    782,608
  REPORTING           ---------------------------------------------------------
 PERSON WITH           (7)  SOLE DISPOSITIVE POWER

                            0
                      ---------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                            782,608
-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       782,608
-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                              [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.6%
-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*

       IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 10 of 25 pages

--------------------                                     ----------------------
CUSIP NO.  457989101                 13G                 PAGE  11  OF 25  PAGES
--------------------                                     ----------------------
-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Stephen L. Green
-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                (b) [ ]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER

  NUMBER OF                 0
   SHARES             ---------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                    782,608
  REPORTING           ---------------------------------------------------------
 PERSON WITH           (7)  SOLE DISPOSITIVE POWER

                            0
                      ---------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                            782,608
-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       782,608
-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                              [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.6%
-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*

       IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 11 of 25 pages

--------------------                                     ----------------------
CUSIP NO.  457989101                 13G                 PAGE  12  OF 25  PAGES
--------------------                                     ----------------------
-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Deepak Kamra
-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                (b) [ ]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER

  NUMBER OF                 0
   SHARES             ---------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                    782,608
  REPORTING           ---------------------------------------------------------
 PERSON WITH           (7)  SOLE DISPOSITIVE POWER

                            0
                      ---------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                            782,608
-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       782,608
-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                              [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.6%
-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*

       IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 12 of 25 pages

--------------------                                     ----------------------
CUSIP NO.  457989101                 13G                 PAGE  13  OF 25  PAGES
--------------------                                     ----------------------
-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Gregory Kopchinsky
-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                (b) [ ]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER

  NUMBER OF                 0
   SHARES             ---------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                    782,608
  REPORTING           ---------------------------------------------------------
 PERSON WITH           (7)  SOLE DISPOSITIVE POWER

                            0
                      ---------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                            782,608
-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       782,608
-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                              [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.6%
-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*

       IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 13 of 25 pages

--------------------                                     ----------------------
CUSIP NO.  457989101                 13G                 PAGE  14  OF 25  PAGES
--------------------                                     ----------------------
-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Robert J. Migliorino
-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                (b) [ ]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER

  NUMBER OF                 0
   SHARES             ---------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                    782,608
  REPORTING           ---------------------------------------------------------
 PERSON WITH           (7)  SOLE DISPOSITIVE POWER

                            0
                      ---------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                            782,608
-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       782,608
-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                              [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.6%
-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*

       IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 14 of 25 pages

--------------------                                     ----------------------
CUSIP NO.  457989101                 13G                 PAGE  15  OF 25  PAGES
--------------------                                     ----------------------
-------------------------------------------------------------------------------
  (1)  NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Eric A. Young
-------------------------------------------------------------------------------
  (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                (b) [ ]

-------------------------------------------------------------------------------
  (3)  SEC USE ONLY

-------------------------------------------------------------------------------
  (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
-------------------------------------------------------------------------------
                       (5)  SOLE VOTING POWER

  NUMBER OF                 5,000
   SHARES             ---------------------------------------------------------
 BENEFICIALLY          (6)  SHARED VOTING POWER
  OWNED BY
    EACH                    782,608
  REPORTING           ---------------------------------------------------------
 PERSON WITH           (7)  SOLE DISPOSITIVE POWER

                            5,000
                      ---------------------------------------------------------
                       (8)  SHARED DISPOSITIVE POWER

                            782,608
-------------------------------------------------------------------------------
  (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
       PERSON

       787,608
-------------------------------------------------------------------------------
 (10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                              [ ]

-------------------------------------------------------------------------------
 (11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.6%
-------------------------------------------------------------------------------
 (12)  TYPE OF REPORTING PERSON*

       IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 15 of 25 pages

Item 1(a).        NAME OF ISSUER

                  Integrated Packaging Assembly Corporation

Item 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  2221 Old Oakland Road
                  San Jose, CA 95131

Item 2(a).        NAME OF PERSON FILING

                  This statement is filed by Canaan Capital Limited Partnership, a Delaware limited partnership, ("Canaan Capital"), Canaan Capital Offshore Limited Partnership C.V., a Netherlands Antilles limited partnership, ("Canaan Capital Offshore"), Canaan S.B.I.C., L.P., a Delaware limited partnership ("S.B.I.C."), Canaan S.B.I.C. Partners, L.P., a Delaware limited partnership ("S.B.I.C. Partners"), Canaan Capital Management L.P., a Delaware limited partnership, ("Canaan Capital Management"), Canaan Capital Offshore Management, N.V., a Netherlands Antilles corporation ("Canaan Corporation"), Canaan Capital Partners L.P., a Delaware limited partnership, ("Canaan Partners") and Harry T. Rein, James J. Fitzpatrick, Deepak Kamra, Stephen L. Green, Gregory Kopchinsky, Robert J. Migliorino, and Eric A. Young (collectively, the "Partners"). Canaan Capital Management (which serves as the sole general partner of Canaan Capital and one of the two general partners of Canaan Capital Offshore), Canaan Corporation (which serves as the other general partner of Canaan Capital Offshore), Canaan Partners (which serves as the general partner of Canaan Capital Management), the Partners (who serve as general partners of Canaan Partners and S.B.I.C. Partners), S.B.I.C. Partners (which serves as the general partner of S.B.I.C.), and S.B.I.C. (whose limited partners are Canaan Capital and Canaan Capital Offshore), are collectively referred to as the "Reporting Persons" in this Schedule 13G.

Item 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                  Except in the case of Canaan Capital Offshore, Canaan Corporation, Deepak Kamra and Eric A. Young, the principal business address of the Reporting Persons is 105 Rowayton Avenue, Rowayton, CT 06853. The principal address of Canaan Capital Offshore and Canaan Corporation is c/o ABN Trustcompany, Pietermaai 15, Curacao, the Netherlands Antilles. The principal business address of Deepak Kamra and Eric A. Young is 2884 Sand Hill Road, Suite 115, Menlo Park, CA 94025.

Item 2(c).        CITIZENSHIP

                  Each of Canaan Capital, Canaan Capital Management, S.B.I.C. Partners, S.B.I.C., and Canaan Partners is a limited partnership organized under the laws of Delaware. Canaan Capital Offshore is a limited partnership and Canaan





                               Page 16 of 25 pages

                  Corporation is a corporation, each organized under the laws of the Netherlands Antilles. Each of the Partners are citizens of the United States.

Item 2(d).        TITLE OF CLASS OF SECURITIES

                  This Schedule 13G report relates to the Common Stock, no par value ("Common Stock") Common Stock of Integrated Packaging Assembly Corporation ("the Company").

Item 2(e).        CUSIP NUMBER

                  CUSIP number 457989101.

Item 3. IF THIS STATEMENT IF FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                  None.

Item 4.           OWNERSHIP

(a) Canaan Capital owns 41,870 shares of Common Stock, Canaan Capital Offshore owns 349,434 shares of Common Stock, and S.B.I.C. owns 391,304 shares of Common Stock. All other Reporting Persons hold their respective beneficially owned shares due to their relationships to the above Partnerships as outlined in Item 2. In addition, Mr. Young owns options to purchase 5,000 shares of Common Stock at $3.38 per share as an individual.

(b) By virtue of their common control, Canaan Capital, Canaan Capital Offshore, and S.B.I.C. each may be deemed to be the beneficial owners of 782,608 shares of Common Stock, representing beneficial ownership of 5.6% of the Company. S.B.I.C. Partners, by virtue of its status as a general partner of S.B.I.C., may be deemed to be the beneficial owner of 391,304 shares representing beneficial ownership of less than 5%. Canaan Capital Management, by virtue of its status as general partner of Canaan Capital and Canaan Capital Offshore, may be deemed to be the beneficial owner of 782,608 shares, representing beneficial ownership of 5.6%. Canaan Corporation, by virtue of its status as a general partner of Canaan Capital Offshore, may be deemed to be the beneficial owner of 740,738 shares, representing beneficial ownership of 5.3%. By virtue of its status as general partner of Canaan Capital Management, Canaan Partners may be deemed to be the beneficial owner of 782,608 shares, representing beneficial ownership of 5.6%. By virtue of their status as general partners of Canaan Partners, the Partners may each be deemed to be the beneficial owner of 782,608 shares representing in the case of each Partner, beneficial ownership of 5.6%. In addition, Mr. Young owns options to purchase Common Stock as outlined in (a) above, as an individual, which does not increase his percentage ownership. The foregoing percentages are based on the 14,088,419 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of the Issuer for the quarter ended October 4, 1998.




                               Page 17 of 25 pages


                                                    NUMBER OF SHARES
                                      -------------------------------------------------
(c)  Reporting Person                   (i)            (ii)         (iii)        (iv)
---------------------                 -------        -------       -------      -------

Canaan Capital                         41,870        740,738        41,870      740,738
Canaan Capital Offshore               349,434        433,174       349,434      433,174
S.B.I.C.                              391,304        391,304       391,304      391,304
S.B.I.C. Partners                           0        391,304             0      391,304
Canaan Capital Management                   0        782,608             0      782,608
Canaan Corporation                          0        740,738             0      740,738
Canaan Partners                             0        782,608             0      782,608
Harry T. Rein                               0        782,608             0      782,608
James J. Fitzpatrick                        0        782,608             0      782,608
Stephen L. Green                            0        782,608             0      782,608
Deepak Kamra                                0        782,608             0      782,608
Gregory Kopchinsky                          0        782,608             0      782,608
Robert J. Migliorino                        0        782,608             0      782,608
Eric A. Young                           5,000        782,608         5,000      782,608



(i)    Sole power to vote or direct the vote
(ii)   Shared power to vote or to direct the vote
(iii)  Sole power to dispose or to direct the disposition of
(iv)   Shared power to dispose or to direct the disposition of

Item 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
           Not applicable.

Item 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
           Not applicable.

Item 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
           Each of the Reporting Persons expressly disclaims membership in a "Group" as defined in Rule 13d-1 (b) (ii) (J).

Item 9.    NOTICE OF DISSOLUTION OF GROUP
           Not applicable.

Item 10.   CERTIFICATION
           Not applicable. This Schedule 13G is not filed pursuant to Rule 13d-1(b).


DATE:  February 10, 1999




                               Page 18 of 25 pages

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Canaan Capital Limited Partnership
By: Canaan Capital Management L. P.
    Its General Partner
By: Canaan Capital Partners L.P.
    Its General Partner

By:          *
    ---------------------------------
    General Partner

Canaan Capital Offshore Limited Partnership C. V.
By: Canaan Capital Management L. P.
    Its General Partner
By: Canaan Capital Partners L.P.
    Its General Partner

By:          *
    ---------------------------------
    General Partner


Canaan S.B.I.C., L.P.
By: Canaan S.B.I.C. Partners, L.P.

By: /s/ Gregory Kopchinsky
    ---------------------------------
    General Partner


Canaan S.B.I.C. Partners, L.P.

By: /s/ Gregory Kopchinsky
    ---------------------------------
    General Partner

Canaan Capital Management L. P.
By:     Canaan Capital Partners L.P.
        Its General Partner


By:          *
    ---------------------------------
    General Partner




                               Page 19 of 25 pages

Canaan Capital Offshore Management, N.V.

By:          *
    ---------------------------------
    Director

Canaan Capital Partners L.P.

By:          *
    ---------------------------------
    General Partner


                  *
-------------------------------------
Harry T. Rein


                  *
-------------------------------------
James J. Fitzpatrick


                  *
-------------------------------------
Stephen L. Green


                  *
-------------------------------------
Deepak Kamra


                  *
-------------------------------------
Gregory Kopchinsky


                  *
-------------------------------------
Robert J. Migliorino


                  *
-------------------------------------
Eric A. Young
                                              *By: /s/ Guy M. Russo
                                                   ---------------------------
                                                   Guy M. Russo
                                                   Attorney-in-Fact



-------------------------------------------------------------------------------
This Schedule 13G was executed by Guy M. Russo pursuant to Powers of Attorney a copy of which is filed herewith as Exhibit 2.





                               Page 20 of 25 pages